Exhibit 10.3

FORM OF CONSULTING AGREEMENT BETWEEN AMIN J. KHOURY AND KLX ENERGY SERVICES HOLDINGS, INC.

[Insert Date]

Mr. Amin J. Khoury

c/o KLX Energy Services Holdings, Inc.

1300 Corporate Center Way,

Wellington, FL 33414

Consulting Agreement

Dear Mr. Khoury:

This letter agreement (the “Agreement”) confirms the agreement between KLX Energy Services Holdings, Inc. (the “Company”) and you to engage in a consulting arrangement and sets forth the agreement between the Company and you regarding the terms of such consulting arrangement.

1.                                      Term.  The term of your services pursuant to this Agreement shall commence upon the separation of your employment as an officer and employee of the Company (the “Effective Date”) and terminate on the third anniversary of the Effective Date (the “Consulting Period”).

2.                                      Consulting Services.

(a)                                 Services.  Your services hereunder during the Consulting Period shall consist of strategic planning, financial planning, merger and acquisition advice and consultation to the Company, as well as providing periodic advice and consultation regarding key staffing and recruitment issues and such other services mutually agreed to by you and the Company (the “Consulting Services”).  At all times, the Consulting Services shall be non-exclusive and you shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services; provided, however, that in no event shall the Consulting Services provided hereunder cause the termination of your employment with the Company to cease to be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(b)                                 Expenses.  Except to the extent equivalent benefits are provided by B/E Aerospace, Inc., KLX Inc. (or any of their respective successors), during the Consulting Period, the Company shall:

(i)                                     provide you with an office at such location as is reasonably agreed by you and the Company;

(ii)                                  provide you with a full time assistant to be selected by you;

(iii)                              provide you with the automobile benefit contemplated by your employment letter by and between you and the Company, dated as of [•], 2018 (the “Employment Letter”);

(iv)                              provide you with the travel benefits contemplated under the Employment Letter as well as the travel benefits under the Company’s Aircraft Usage Policy on a basis at least as favorable to such policy as in effect on the effective date of the Company’s spin-off from KLX Inc., which shall include, among other things, personal and family use of the Company’s G450 aircraft through the end of its current lease, and thereafter, on a G450 or equivalent aircraft; and

(v)                                 pay or reimburse you for reasonable out-of-pocket expenses incurred in connection with your performance of the Consulting Services in accordance with past practices within thirty (30) days following submission of documentation and substantiation of such expenses; provided, however, that (x) in no event may you seek to receive any reimbursement less than thirty (30) days prior to the last day of the calendar year following the calendar year in which the related expense was incurred, and (y) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

3.                                      Nature of the Relationship.

(a)                                 Independent Contractor.  You acknowledge that the Consulting Services shall be performed in the capacity of an “independent contractor,” that you are solely responsible for determining your actions or inactions in carrying out and performing the Consulting Services, and that nothing in this Agreement shall be construed to create an employment relationship between you and the Company.  You agree that, with respect to the Consulting Services provided hereunder, you are not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company’s employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive compensation or other employee programs or policies, except as provided in this Agreement, the Employment Letter or as otherwise required by applicable law.

(b)                                 Code of Conduct.  During the Consulting Period, you shall comply with the Company’s Code of Business Conduct and its Delegations of Authority, each as in effect from time to time (as if you were a non-management employee with respect to the Delegations of Authority policy).

(c)                                  Payment of Taxes.  You shall be responsible for and shall maintain adequate records of expenses that you incur in the course of performing the Consulting Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of the Consulting Services.  Neither federal, state, nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to you pursuant to this Agreement.  You agree that you are responsible for withholding and paying all taxes as required.

(d)                                 Indemnification.  To the fullest extent permitted under applicable laws, rules and regulations and the Company’s applicable corporate governance documents, the Company agrees to defend, indemnify and hold you harmless from any loss, liability, cost and expense (including, but not limited to, reasonable attorney’s fees) incurred by you as a result of you being made a party to any action or proceedings by reason of your provision of the Consulting Services.

4.                                      Consulting Fees.  During the Consulting Period, you shall receive a consulting fee of ten thousand dollars ($10,000) per calendar year (the “Fees”), payable in monthly installments in arrears on the last day of the month (pro-rated for partial months).

5.                                      Amendment, Modification or Termination of Agreement.  The Consulting Period may not be terminated (except as provided in Section 7 hereof), and the terms and conditions of this Agreement cannot be amended, modified or terminated without the prior written consent of both parties hereto.

6.                                      Proprietary Rights Agreement.  The restrictive covenant obligations set forth in the Proprietary Rights Agreement attached as Exhibit B to the Employment Letter are incorporated herein by reference and shall have the same legal force and effect as if fully set forth herein.

7.                                      Effect of Death or Incapacity.  In the event of the termination of the Consulting Period and your services hereunder due to death or incapacity, you or your estate or designated beneficiary, as applicable, shall be entitled to a lump sum payment equal to the total amount of Fees payable to you for the remainder of the Consulting Period.  Such lump sum payment shall be made within ten (10) business days following the date of termination.

8.                                      Documents and Materials.  Upon the termination of the Consulting Period, or at any other time upon the Company’s request, you shall promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to you by the Company, prepared by you for the Company or otherwise relating to the Company’s business, including, without limitation, all written and tangible material in your possession incorporating any “Proprietary Information” (as defined in the Employment Agreement).

9.                                      General Provisions.

(a)                                 Entire Agreement. This Agreement and the Employment Letter (and the exhibits thereto) represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between you and the Company.

(b)                                 Governing Law. This Agreement will be governed by and construed in accordance with the laws of Florida, without giving effect to the conflicts of laws principles thereof.

(c)                                  Enforceability; Waiver.  If any arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of this Agreement, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed, blue-penciled or reformed by the court or arbitrator in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed in such provision. Your or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that you or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

(d)                                 Headings.  The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)                                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

(f)                                   Signatures.  Each party’s signature on the lines below constitutes his or its agreement with each provision contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first above written.

EXECUTIVE	KLX ENERGY SERVICES HOLDINGS, INC.

By:
Amin J. Khoury	Name:
Title:

[SIGNATURE PAGE FOR AMIN KHOURY CONSULTING AGREEMENT]